                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                            Three months   Nine months
                                                               ended          ended
                                                            December 31,   December 31,
                                                                2002           2002
                                                            ---------------------------
   Earnings:
   --------
   Loss before income taxes                                  $ (1,701)      $ (30,879)
   Add:
   Rent expense representative of interest/(1)/                 1,108           3,325
   Interest expense net of capitalized interest                 1,542           5,987
   Amortization of debt discount and expense                      192           1,278
   Amortization of capitalized interest                             5              11
                                                             ------------------------
   Adjusted Earnings(Loss)                                   $  1,146       $ (20,278)
                                                             ========================
   Fixed Charges:
   -------------
   Rent expense representative of interest/(1)/              $  1,108       $   3,325
   Interest expense net of capitalized interest                 1,542           5,987
   Amortization of debt discount and expense                      192           1,278
   Capitalized interest                                             0               0
                                                             ------------------------
   Fixed Charges                                             $  2,842       $  10,590
                                                             ========================

   Ratio of earnings to fixed charges                           /(2)/          /(2)/
                                                             ========================

   /(1)/Calculated as one-third of rentals, which is considered representative of the interest factor.

   /(2)/Adjusted earnings were not sufficient to cover fixed charges, falling short by $1,696 and $30,868 for the three and nine months ended December 31, 2002, respectively.